Exhibit 23.1
Certified Public Accountants and Advisors
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Gateway Financial Holdings, Inc.
Elizabeth City, North Carolina
We consent to the references to our firm under the heading “Experts” in the Registration Statement on Form S-4 of Gateway Financial Holdings, Inc.
Dixon Hughes PLLC
Greenville, North Carolina
March 1, 2007